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PROSPECTUS SUPPLEMENT                                                             File No. 333-52822
---------------------                                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus Supplement Number: 2207


                           Merrill Lynch & Co., Inc.

                         Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue
                               Fixed Rate Notes


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Principal Amount:             $100,000,000

Issue Price:                  100.00%

CUSIP Number:                 59018Y MA 6

Interest Rate:                2.45% per annum

Original Issue Date:          March 5, 2002

Stated Maturity Date:         March 25, 2003

Interest Payment Dates:       At the Stated Maturity Date

Interest Accrual:             Interest on the Notes will accrue on the basis of a 360-day year, and the actual number of days elapsed.

Repayment at the Option
of the Holder:                The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:               The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                         The Notes are being issued in fully registered book-entry form.

Trustee:                      JPMorgan Chase Bank

Underwriters:                 Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), ABN
                              AMRO Incorporated and HSBC Securities (USA) Inc. (the "Underwriters"),
                              are acting as principals in this transaction. MLPF&S is acting as the
                              Lead Underwriter.

                              Pursuant to an agreement, dated February 28, 2002 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                              Notes set forth opposite its name below:

                              Underwriters                                   Principal Amount of the Notes
                              ------------                                   -----------------------------
                              Merrill Lynch, Pierce, Fenner & Smith                    $96,000,000
                                          Incorporated
                              ABN AMRO Incorporated                                     $2,000,000
                              HSBC Securities (USA) Inc.                                $2,000,000
                                                                                      ------------
                                                                                      $100,000,000

                              Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                              The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue
                              Price listed above. After the initial public offering, the Issue Price may be changed.

                              The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                        February 28, 2002

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